Exhibit 99.1

Quality Distribution, Inc. Announces Third Quarter 2011 Results

— Company Reports GAAP Net Income of $0.25 per Diluted Share —

— Adjusted Earnings of $0.20 per Diluted Share Up 100% versus Q3 2010 —

— Frac Shale Energy Business Revenue of $18.6 Million in Third Quarter —

— Boasso Subsidiary Completes Acquisition of Greensville Transport Company —

TAMPA, FL – November 2, 2011 – Quality Distribution, Inc. (NASDAQ: QLTY) (“Quality” or the “Company”), which operates the largest chemical bulk tank truck network and is the largest provider of intermodal tank container and depot services in North America, today reported net income of $6.2 million, or $0.25 per diluted share, for the third quarter ended September 30, 2011, compared to net income of $0.4 million, or $0.02 per diluted share, in the third quarter ended September 30, 2010.

Adjusted net income for the third quarter of 2011 was $4.9 million, or $0.20 per diluted share, compared to adjusted net income of $2.2 million, or $0.10 per diluted share, for the same quarter in 2010. Adjusted net income for the third quarter of 2011 was derived by excluding a pre-tax, non-cash charge of $1.4 million for the write-off of debt issuance costs related to the refinancing of our previous asset-based credit facility and redemption of the Company’s remaining 11.75% PIK Notes, and then applying a normalized tax rate of 39%. Adjusted net income for the third quarter of 2010 was derived by excluding $2.4 million of pre-tax restructuring charges and applying a normalized tax rate of 39%. The Company presents adjusted net income as it does not consider the excluded items to be part of regular operating activities. A reconciliation of net income to adjusted net income is included in the attached financial exhibits.

The significant improvement in earnings for the third quarter ended September 30, 2011 versus the prior-year quarter was driven by a 25.2% increase in operating income (after adjusting for prior-year restructuring costs) resulting from increased energy market revenue, enhanced profitability at Boasso, reduced maintenance and depreciation expenses from the fleet rationalization program, and lower insurance costs. Additionally, interest expense declined 18.8% versus the prior-year period, due to overall debt reduction and significant redemptions of high-cost 11.75% PIK Notes.

“I am very pleased with the Company’s solid earnings this quarter,” said Gary Enzor, Chief Executive Officer. “Revenues associated with our recently announced energy market logistics contract ramped up faster than expected during the quarter, which more than offset the anticipated sales volume decrease in our bulk chemical business. We are excited about the success we have seen in the Marcellus Shale and continue to explore opportunities in other shale regions. We expect continued top line expansion in the energy market for the remainder of 2011 and look to this market as a key growth engine for the future.”

Total revenue for the third quarter ended September 30, 2011 was $199.3 million, an increase of 9.5% versus the same quarter last year. Excluding fuel surcharges, revenue for the third quarter of 2011 increased 5.1% compared to the prior-year quarter, driven primarily by the Company’s entry into the frac shale energy market. Energy market revenues were $18.6 million in the third quarter principally reflecting the Company’s first full quarter of operating under the recently awarded logistics contract in the Marcellus Shale. Revenues from the chemical logistics business in the third quarter declined $11.4 million versus the prior-year quarter, primarily due to reduced volumes. The Company’s initiative to implement electronic on-board recorders (“EOBRs”) continued to adversely impact driver turnover during the third quarter, which has constrained revenue within the chemical logistics business. The Company remains on track to fully implement EOBRs within its chemical logistics fleet by year end, however, elevated driver turnover is expected to adversely impact fourth quarter revenues as well.

Adjusted EBITDA for the third quarter of 2011 was $19.4 million, up 15.5% versus the comparable prior-year quarter, driven primarily from cost containment initiatives, stronger revenue and operating performance at Boasso, reduced maintenance and depreciation expenses and lower insurance costs. A reconciliation of net income to adjusted EBITDA is included in the attached financial exhibits.

Gary Enzor commented further, “Our multifaceted growth strategy has started to deliver positive results. The now-completed acquisition of Greensville provides a strong new market for Boasso’s ISO tank container and depot services business, and our frac shale energy initiative has generated strong revenues. With the EOBR implementation nearly complete, we are looking forward to getting our core chemical logistics business back on track, and we are well-positioned to capitalize on organic and external growth opportunities as we enter 2012.”

Significant Transactions and Other

On November 1, 2011, Boasso America Corporation (“Boasso”), a wholly-owned subsidiary of Quality, completed its previously announced acquisition of Greensville Transport Company (“Greensville”). The purchase price was $8.5 million, paid in cash, with an additional $0.5 million to be paid in cash, contingent upon Greensville meeting certain future operating performance criteria.

On August 19, 2011, the Company entered into a new 5-year, $250 million asset-based revolving credit facility with a group of lenders (“the New ABL Facility”). This new, larger credit facility matures in 2016, and can be used for working capital needs, to finance capital expenditures and acquisitions, and for general corporate purposes. The terms and conditions, including pricing, are substantially similar to the Company’s previous credit facility, except that availability under the new facility has increased.

Availability under the New ABL Facility at September 30, 2011 was $106.3 million, an increase of $41.0 million, or 62.8%, in availability under the previous credit facility at September 30, 2010. The increase in availability was due to enhanced borrowing base formulas under the New ABL Facility, as well as solid free cash generation, which reduced short-term borrowing needs. We expect availability to remain strong in the fourth quarter, but decline from the third quarter level due to normal debt service payments and the Greensville acquisition.

On July 20, 2011, the Company redeemed the remaining $5.8 million balance of its 11.75% PIK Notes, which is expected to further reduce interest expense in future periods.

Operating cash flow for the nine months ended September 30, 2011 was $25.2 million, an increase of $13.9 million, or more than 100%, versus the same period last year. Capital expenditures for the nine months ended September 30, 2011, net of proceeds from sales of property and equipment, were $13.4 million. The Company spent approximately $9.3 million for equipment to support the frac shale energy market.

“We continue to generate strong free cash flow, and our capital structure improvements have provided us the platform to pursue acquisitions and invest in our energy business. We are currently investing in multiple shales within our energy business, which have attractive return profiles and allow us to diversify our customer base,” said Joe Troy, Chief Financial Officer. “With the significant refinancings now completed, we are focused on various internal and external opportunities to deploy capital that will enhance shareholder value.”

Quality will host a conference call for investors to discuss these results on Thursday, November 3, 2011 at 10:00 a.m. Eastern Time. The toll free dial-in number is 800-723-6751; the toll number is 785-830-7980; the passcode is 2472264. A replay of the call will be available through December 2, 2011, by dialing 888-203-1112; passcode: 2472264. A webcast of the conference call may be accessed in the Investor Relations section of Quality’s website at www.qualitydistribution.com. Copies of this earnings release and other financial information about Quality may also be accessed in the Investor Relations section of Quality’s website. The Company regularly posts or otherwise makes available information within the Investor Relations section that may be important to investors.

About Quality

Headquartered in Tampa, Florida, Quality operates the largest chemical bulk tank truck network in North America through its wholly owned subsidiary, Quality Carriers, Inc., and is the largest North American provider of intermodal tank container and depot services through its wholly owned subsidiary, Boasso America Corporation. Quality also provides logistics and transportation services for fresh water, disposal water and oil hauling, serving the gas and oil frac shale energy markets through its wholly owned subsidiaries QC Energy Resources, Inc. and QC Energy Resources, LLC. Quality’s network of independent affiliates and independent owner-operators provides nationwide bulk transportation and related services. Quality is an American Chemistry Council Responsible Care® Partner and is a core carrier for many of the Fortune 500 companies that are engaged in chemical production and processing.

This press release and the oral public statements made by a Quality representative during the webcast announced in this press release may contain certain forward-looking information that is subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995 and is subject to certain risks and uncertainties that could cause actual results to differ materially from those expected or projected in the forward-looking statements. Without limitation, additional risks and uncertainties regarding forward-looking statements include the effect of local and national economic, credit and capital market conditions on the economy in general, on our ability to obtain desired debt financing and on the particular industries in which we operate, including excess capacity in the industry, the availability of qualified drivers, changes in fuel and insurance prices, interest rate fluctuations, and downturns in customers’ business cycles and shipping requirements; our substantial leverage, our ability to make required payments and restrictions contained in our debt arrangements; competition and rate fluctuations; our reliance on independent affiliates and independent owner-operators; the loss of or material reduction in the services to one or more of our major customers; our liability as a self-insurer to the extent of our deductibles as well as changing conditions and pricing in the insurance marketplace; changes in health insurance benefit regulations; changes in the future, or our inability to comply with, governmental regulations and legislative changes affecting the transportation industry; increased unionization, which could increase our operating costs or constrain operating flexibility; our ability to comply with current and future environmental regulations and the increasing costs relating to environmental compliance; potential disruption at U.S. ports of entry; diesel fuel prices and our ability to recover costs through fuel surcharges; our ability to attract and retain qualified drivers; terrorist attacks and the cost of complying with existing and future anti-terrorism security measures; our dependence on senior management; the potential loss of our ability to use net operating losses to offset future income; potential future impairment charges; the interests of our largest shareholder, which may conflict with your interests; our ability to successfully identify acquisition opportunities, consummate such acquisitions and integrate acquired businesses; our ability to execute plans to profitably operate in the transportation business within the frac shale and oil drilling industry; our success in entering new markets; adverse weather conditions; the impact of our restructuring on our operations and costs; our liability for our proportionate share of unfunded vested benefit liabilities in the event of our withdrawal from any of our multi-employer pension plans; and changes in planned or actual capital expenditures due to operating needs, changes in regulation, covenants in our debt arrangements and other expenses, including interest expenses. Readers are urged to carefully review and consider the various disclosures, including but not limited to risk factors contained in Quality Distribution, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2010 and its Quarterly Reports on Form 10-Q, as well as other reports filed with the Securities and Exchange Commission. Quality disclaims any obligation to update any forward-looking statement as a result of developments occurring after the date of this release.

Contact:	Joseph J. Troy
Executive Vice President and Chief Financial Officer
800-282-2031 ext. 7195

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In 000’s) Except Per Share Data

Unaudited

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010

OPERATING REVENUES:
Transportation	$140,974	$132,676	$395,052	$381,066
Service revenue	28,138	28,178	82,518	79,557
Fuel surcharge	30,186	21,094	89,631	60,210

Total operating revenues	199,298	181,948	567,201	520,833

OPERATING EXPENSES:
Purchased transportation	142,023	126,272	400,437	357,767
Compensation	15,014	14,107	45,412	42,979
Fuel, supplies and maintenance	13,114	13,899	36,556	40,721
Depreciation and amortization	3,600	3,929	10,470	12,239
Selling and administrative	5,910	5,893	15,945	15,120
Insurance costs	3,316	3,810	11,541	11,687
Taxes and licenses	638	418	1,737	1,688
Communications and utilities	595	1,070	2,054	3,308
(Gain) loss on disposal of property and equipment	(198)	339	(848)	991
Restructuring costs (credit)	—	2,374	(521)	4,589

Total operating expenses	184,012	172,111	522,783	491,089

Operating income	15,286	9,837	44,418	29,744

Interest expense	7,096	8,734	22,218	26,041
Interest income	(117)	(158)	(434)	(475)
Write-off of debt issuance costs	1,395	—	3,181	—
Other expense (income)	257	(2)	250	224

Income before income taxes	6,655	1,263	19,203	3,954
Provision for income taxes	468	842	1,248	679

Net income	$6,187	$421	$17,955	$3,275

PER SHARE DATA:
Net income per common share
Basic	$0.26	$0.02	$0.78	$0.16

Diluted	$0.25	$0.02	$0.74	$0.15

Weighted average number of shares
Basic	23,372	20,833	22,942	20,200
Diluted	24,643	21,678	24,255	21,610

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In 000’s)

	September 30, 2011	December 31, 2010
	Unaudited	Audited

ASSETS
Current assets:
Cash and cash equivalents	$3,147	$1,753
Accounts receivable, net	108,617	80,895
Prepaid expenses	6,211	6,911
Deferred tax asset	4,557	3,848
Other	4,467	4,891

Total current assets	126,999	98,298
Property and equipment, net	118,800	113,419
Goodwill	27,023	27,023
Intangibles, net	15,886	16,924
Other assets	15,601	15,671

Total assets	$304,309	$271,335

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Current maturities of indebtedness	$4,295	$3,991
Current maturities of capital lease obligations	5,410	4,572
Accounts payable	9,189	7,200
Independent affiliates and independent owner-operators payable	22,367	11,059
Accrued expenses	28,610	24,363
Environmental liabilities	3,572	3,687
Accrued loss and damage claims	9,456	8,471

Total current liabilities	82,899	63,343

Long-term indebtedness, less current maturities	282,416	300,491
Capital lease obligations, less current maturities	4,200	8,278
Environmental liabilities	5,600	7,255
Accrued loss and damage claims	10,447	10,454
Other non-current liabilities	24,624	26,060

Total liabilities	410,186	415,881

Redeemable noncontrolling interest	—	1,833

SHAREHOLDERS’ DEFICIT
Common stock	392,844	371,288
Treasury stock	(1,606)	(1,593)
Accumulated deficit	(284,019)	(301,974)
Stock recapitalization	(189,589)	(189,589)
Accumulated other comprehensive loss	(25,190)	(26,194)
Stock purchase warrants	1,683	1,683

Total shareholders’ deficit	(105,877)	(146,379)

Total liabilities, redeemable noncontrolling interest and shareholders’ deficit	$304,309	$271,335

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

SEGMENT OPERATING RESULTS

(In 000’s)

Unaudited

We have two reportable business segments for financial reporting purposes that are distinguished primarily on the basis of services offered:

•

Logistics, which consists primarily of (1) transportation of bulk chemicals (2) delivery of fresh and disposal water for the energy market and (3) equipment rental income, all primarily through our network of independent affiliates; and

•	Intermodal, specifically Boasso’s International Organization for Standardization, or intermodal ISO tank container transportation and depot services.

	Three Months Ended September 30, 2011
	Logistics	Intermodal	Total
Operating Revenues:
Transportation	$126,034	$14,940	$140,974
Service revenue	17,287	10,851	28,138
Fuel surcharge	26,428	3,758	30,186

Total operating revenues	$169,749	$29,549	$199,298

Segment revenue % of total revenue	85.2%	14.8%	100.0%
Segment operating income*	$13,304	$5,384	$18,688

	Three Months Ended September 30, 2010
	Logistics	Intermodal	Total
Operating Revenues:
Transportation	$117,763	$14,913	$132,676
Service revenue	18,354	9,824	28,178
Fuel surcharge	18,779	2,315	21,094

Total operating revenues	$154,896	$27,052	$181,948

Segment revenue % of total revenue	85.1%	14.9%	100.0%
Segment operating income*	$11,573	$4,906	$16,479

	Nine Months Ended September 30, 2011
	Logistics	Intermodal	Total
Operating Revenues:
Transportation	$350,956	$44,096	$395,052
Service revenue	50,950	31,568	82,518
Fuel surcharge	79,080	10,551	89,631

Total operating revenues	$480,986	$86,215	$567,201

Segment revenue % of total revenue	84.8%	15.2%	100.0%
Segment operating income*	$38,737	$14,782	$53,519

	Nine Months Ended September 30, 2010
	Logistics	Intermodal	Total
Operating Revenues:
Transportation	$338,323	$42,743	$381,066
Service revenue	52,333	27,224	79,557
Fuel surcharge	53,692	6,518	60,210

Total operating revenues	$444,348	$76,485	$520,833

Segment revenue % of total revenue	85.3%	14.7%	100.0%
Segment operating income*	$34,455	$13,108	$47,563

*	Segment operating income excludes Depreciation and amortization, (Gain) loss on disposal of property and equipment, and Restructuring costs (credit)

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME, EBITDA AND ADJUSTED EBITDA AND RECONCILIATION OF NET INCOME PER SHARE TO ADJUSTED NET INCOME PER SHARE

For the Three Months and the Nine Months Ended September 30, 2011 and 2010

(In 000’s)

Unaudited

Adjusted Net Income and Adjusted Net Income per Share, EBITDA and Adjusted EBITDA are not measures of financial performance or liquidity under United States Generally Accepted Accounting Principles (“GAAP”). Adjusted Net Income and Adjusted Net Income per Share, EBITDA and Adjusted EBITDA are presented herein because they are important metrics used by management to evaluate and understand the performance of the ongoing operations of Quality’s business. For Adjusted Net Income, management uses a 39% tax rate for calculating the provision for income taxes to normalize Quality’s tax rate to that of competitors, and to compare Quality’s reporting periods with different effective tax rates. In addition, in arriving at Adjusted Net Income and Adjusted Net Income per Share, the Company adjusts for significant items that are not part of regular operating activities. These adjustments include restructuring charges (credits) related to a plan of restructure which began in the second quarter of 2008 and concluded in the fourth quarter of 2010, as well as write-offs of debt issuance costs.

EBITDA is a component of the measure used by Quality’s management to facilitate internal comparisons to competitors’ results and the bulk transportation, logistics and intermodal industries in general. We believe that financial information based on GAAP for businesses, such as Quality’s, should be supplemented by EBITDA so investors better understand the financial information in connection with their evaluation of the Company’s business. This measure addresses variations among companies with respect to capital structures and cost of capital (which affect interest expense) and differences in taxation and book depreciation of facilities and equipment (which affect relative depreciation expense), including significant differences in the depreciable lives of similar assets among various companies. Accordingly, EBITDA allows analysts, investors and other interested parties in the bulk transportation, logistics and intermodal industries to facilitate company-to-company comparisons by eliminating some of the foregoing variations. EBITDA as used herein may not, however, be directly comparable to similarly titled measures reported by other companies due to differences in accounting policies and items excluded or included in the adjustments, which limits its usefulness as a comparative measure. To calculate EBITDA, Net Income is adjusted for provision for (benefit from) income tax, depreciation and amortization and net interest expense. To calculate Adjusted EBITDA, we calculate EBITDA from Net Income, which is then further adjusted for significant items that are not part of regular operating activities, including the restructuring charges (credits) related to a plan of restructure which began in the second quarter of 2008 and concluded in 2010, write-off of debt issuance costs and other non-cash items such as non-cash stock-based compensation. Adjusted Net Income and Adjusted Net Income per Share, EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for the consolidated statements of operations prepared in accordance with GAAP, or as an indication of Quality’s operating performance or liquidity.

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
Net Income Reconciliation:

Net income	$6,187	$421	$17,955	$3,275

Net income per common share:
Basic	$0.26	$0.02	$0.78	$0.16

Diluted	$0.25	$0.02	$0.74	$0.15

Weighted average number of shares:
Basic	23,372	20,833	22,942	20,200
Diluted	24,643	21,678	24,255	21,610

Adjustments to net income:
Provision for income taxes	468	842	1,248	679
Write-off of debt issuance costs	1,395	—	3,181	—
Restructuring costs (credit)	—	2,374	(521)	4,589

Adjusted income before income taxes	8,050	3,637	21,863	8,543
Provision for income taxes at 39%	3,140	1,418	8,527	3,332

Adjusted net income	$4,910	$2,219	$13,336	$5,211

Adjusted net income per common share:
Basic	$0.21	$0.11	$0.58	$0.26

Diluted	$0.20	$0.10	$0.55	$0.24

Weighted average number of shares:
Basic	23,372	20,833	22,942	20,200
Diluted	24,643	21,678	24,255	21,610

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
EBITDA and Adjusted EBITDA:

Net income	$6,187	$421	$17,955	$3,275

Adjustments to net income:
Provision for income taxes	468	842	1,248	679
Depreciation and amortization	3,600	3,929	10,470	12,239
Interest expense, net	6,979	8,576	21,784	25,566

EBITDA	17,234	13,768	51,457	41,759

Write-off of debt issuance costs	1,395	—	3,181	—
Restructuring costs (credit)	—	2,374	(521)	4,589
Non-cash stock-based compensation	747	628	2,205	1,705

Adjusted EBITDA	$19,376	$16,770	$56,322	$48,053